Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Accelerates Development Activities at Coal Creek Project

Wednesday June 7, 2:13 pm ET

Company Receives An Additional $10 Million in Debt Financing To Support Drilling Activities

LAS VEGAS--(BUSINESS WIRE)--June 7, 2006--Petrol Oil and Gas, Inc. (OTCBB: POIG - News) announced today the closing of an additional $10 million to support its expanded development program on its Coal Creek Project. This third tranche represents $25 million in funding recently acquired from Laurus Master Fund in an agreement that provides debt financing of up to $50 million.

"We began implementing our full field development program on the Coal Creek Project last November with the first $10 million tranche. Results from the Coal Creek project have been so encouraging that Laurus has provided us with an additional $15 million in development funds," said Paul Branagan, Petrol's Chairman and CEO. "As a result of these funding tranches, our field operations team will be able to accelerate the new well drilling and development program in the area, which should significantly increase our fiscal 2006 revenues and enhance our reserve and asset position."

The Coal Creek development program plan is based upon drilling and completing an estimated 540 gas production wells over a two to three year period, along with emplacing miles of gas gathering pipelines and infrastructure to process, transport and sell our gas into mid-west markets. To better manage the development of the 92,000 gross acres in the Coal Creek project and take advantage of the three interstate pipelines crossing Petrol's leases, Petrol divided the project into three fully self contained areas; Burlington, Waverly and Lebo.

Since development began in November, Petrol has brought on line 44 production wells, 3 salt water disposal (SWD) wells and gas gathering infrastructures in the Burlington and Waverly areas. In April, the Company received an additional $5 million which is being used to further the Coal Creek development primarily with the drilling and completion of additional production wells.

Petrol holds a 100% working interest (WI) and an average 80% Net Revenue Interest (NRI) in the entire Coal Creek Project, covering coal bed methane (CBM) and other oil and gas reserves located in eastern Kansas and western Missouri.

Forward-Looking Statement: The statements in this press release regarding the Laurus debt facility, actual and anticipated market conditions, actual number of wells to be drilled in the Coal Creek Project, the actual number of leased acres in the Coal Creek Project, Petrol's actual NRI, Petrol's ability to increase its fiscal 2006 revenues, any implied or perceived benefits from the Laurus debt facility and/or Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, total funds available to Petrol under the Laurus debt facility, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the Laurus financing agreements will be filed as exhibits to a Form 8-K, which will be available through the SEC's website (www.sec.gov).

Contact:

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300